May 30, 2013

Infinity Augmented Reality, Inc.

45 Broadway

New York, New York 10006

Gentlemen:

This letter confirms that I, AVROHOM ORATZ, hereby resign my position as President, Chief Executive Officer, Director, and all other positions to which I have been assigned, regardless of whether I served in such capacity, of the Company, effective immediately. My resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies (including accounting or financial policies) or practices.

Sincerely,

/s/ Avrohom Oratz

Avrohom Oratz

Dated: May 30, 2013